FOR IMMEDIATE RELEASE
November 27, 2009

Contact:	Amy E. Essex
Chief Financial Officer, Treasurer & Corporate Secretary
First Federal of Northern Michigan Bancorp, Inc.
  (989) 356-9041

First Federal of Northern Michigan Bancorp, Inc. Announces Receipt of NASDAQ Staff Deficiency Letter

Alpena, Michigan - (November 27, 2009) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”), the holding company for First Federal of Northern Michigan, a federal savings bank, announced today that on November 23, 2009 it received a letter from the Listing Qualifications Staff of the NASDAQ Stock Market (the “Staff”) notifying the Company that it failed to comply with NASDAQ’s minimum Market Value of Publicly Held Shares (MVPHS) requirement for continued listing on the NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(b)(1)(C) (the “MVPHS Rule”).  The MVPHS Rule requires companies with common stock listed on the NASDAQ Global Market to maintain a minimum market value of publicly held shares of $5,000,000.

In accordance with Marketplace Rule 5810(c)(3)(D), the Company has 90 calendar days to regain compliance with the MVPHS Rule. If the Company does not regain compliance in that time, the Company's common stock will be subject to delisting from the NASDAQ Global Market. The Company may, however, be eligible to transfer the listing of its common stock to the NASDAQ Capital Market. The Company intends to evaluate all its options with respect to the listing of its common stock, including the transfer of the listing of its common stock to the NASDAQ Capital Market.